[Letterhead of Amper, Politziner & Mattia, P.C.]

March 6, 2008

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: SWMX, Inc.

We have read the statements that we understand SWMX, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of accountants. We agree with such statements made regarding our firm.

/s/ AMPER, POLITZINER & MATTIA, P.C.
AMPER, POLITZINER & MATTIA, P.C.